UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2024

IMAC Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38797	83-0784691
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3401 Mallory Lane, Suite 100 Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (844) 266-4622

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BACK	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Series D Preferred Stock; Acquisition of Theralink Debt

On April 30, 2024, IMAC Holdings, Inc. (the “Company”) entered into securities purchase agreements (each, a “Securities Purchase Agreement”) with various holders (the “Note Holders”) of senior secured convertible debentures (the “Notes”) of Theralink Technologies, Inc. (“Theralink”) for the sale of shares of the Company’s newly created Series D Convertible Preferred Stock, $0.001 par value (the “Series D Preferred Stock”). The consideration paid by the Note Holders will be in the form of all of the Notes held by them, which have an aggregate principal amount outstanding of $16,221,873.89 and which the Note Holders accelerated earlier on April 30, 2024. Upon the consummation of the transactions contemplated by the Securities Purchase Agreement, the Company will be the holder of approximately 74.01% of the outstanding Notes.

The exact number of shares of Series D Preferred Stock to be issued will be determined in accordance with a schedule (the “Table of Allocations”), set forth as Schedule 1(a) of the Purchase Agreement and copied below, of share amounts based on the results of a valuation of Theralink’s assets by an independent appraiser, currently in process. The shares of Series D Preferred Stock will be issued pursuant to a Certificate of Designations to be filed with the Secretary of State of the State of Delaware.

Settlement and Release Agreement

On May 1, 2024, the Company entered into a Settlement and Release Agreement with Theralink (the “Settlement Agreement”) pursuant to which the parties agreed to a settlement of the default by Theralink under the previously announced Credit Agreement dated April 11, 2024 between the Company as Lender and Theralink as Borrower (the “Theralink Credit Agreement”). The default is a cross-default triggered by Theralink’s failure to make payments on the Notes, which had been accelerated by the Noteholders on April 30, 2024. The settlement consists of the transfer of all of the assets of Theralink, other than certain excluded assets, and certain liabilities, to the Company in exchange for (i) the forgiveness by the Company of the outstanding amounts due under the Notes to be held by the Company pursuant to the Securities Purchase Agreement and the Theralink Credit Agreement and (ii) the issuance to Theralink of the Company’s newly created Series E Convertible Preferred Stock, $0.001 par value (the “Series E Preferred Stock”). In addition, pursuant to the Settlement Agreement, the parties agreed to mutual releases with respect to the outstanding payments being forgiven, the Company and Theralink agreed to terminate the merger agreement between them and withdraw the Registration Statement on Form S-4 related thereto as soon as commercially practicable, and the Company agreed to assume certain liabilities of Theralink and to hire certain of the employees of Theralink.

The exact number of shares of Series E Preferred Stock to be issued will be determined in accordance with the Table of Allocations. It is possible that no shares of Series E Preferred Stock will be issued, depending on the valuation of Theralink’s assets. The shares of Series E Preferred Stock, if any, will be issued pursuant to a Certificate of Designations to be filed with the Secretary of State of the State of Delaware.

All such transactions are expected to be consummated in May 2024 after the valuation is available and the numbers of Series D Preferred Stock and Series E Preferred Stock are calculated in accordance with the Table of Allocations, set forth as Schedule B of the Settlement Agreement. The Table of Allocations is set forth below.

TABLE OF ALLOCATIONS OF APPRAISED ENTERPRISE VALUE

(1)	(2)	(3)	(4)	(5)
Appraised Enterprise Value	Value Per 1,000 of Secured Indebtedness (including Existing Notes)*	Value Per 1,000 of Unsecured Indebtedness (excluding Company Owed Unsecured Debt)*	Aggregate Value Remaining for Issuer	Aggregate Number of shares of Series E Preferred Stock to be Issued to Issuer (including amounts in column (3) and (4))
$0-$9.999 million	$228	N/A	N/A	N/A
$10-14.999 million	$570	N/A	N/A	N/A
$15-19.999 million	$798	N/A	N/A	N/A
$20-24.999 million	$1,000	N/A	N/A	N/A
$25-29.999 million	$1,000	$1,000	$1,108,515	4,567
$30-34.999 million	$1,000	$1,000	$6,108,515	9,567
$35-39.999 million	$1,000	$1,000	$11,108,515	14,567
$40-44.999 million	$1,000	$1,000	$16,108,515	19,567
$45 and above	$1,000	$1,000	$18,608,515	22,067

The foregoing descriptions of the Securities Purchase Agreement and the Settlement Agreement do not purport to be complete descriptions of the rights and obligations of the parties thereunder and are qualified in their entirety by reference to the form of Securities Purchase Agreement and the Settlement Agreement, filed herewith as Exhibits 10.1 and 10.2, respectively.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Form of Securities Purchase Agreement dated as of April 30, 2024, by and between IMAC Holdings, Inc. and the Investor signatory thereto, with schedule of signatories.
10.2	Settlement and Release Agreement dated as of May 1, 2024 by and between IMAC Holdings, Inc. and Theralink Technologies, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 1, 2024

IMAC HOLDINGS, INC.

	By:	/s/ Jeffrey S. Ervin
	Name:	Jeffrey S. Ervin
	Title:	Chief Executive Officer